EXHIBIT 99

[LOGO] PPG	PPG Industries

PPG Industries, Inc. One PPG Place Pittsburgh, Pa.15272 USA www.ppg.com

News	Contact: Jeff Worden 412-434-3046

Investors: Douglas B. Atkinson 412-434-2120

PPG reports on second quarter

PITTSBURGH, July 17, 2003 – PPG Industries reported today second quarter net income of $152 million, or 89 cents a share, which includes aftertax charges of $7 million, or 4 cents a share, to reflect the net increase in the current value of the company’s obligation under its previously reported asbestos settlement agreement, and $2 million, or 1 cent a share, related to restructuring. Sales for the quarter were $2.30 billion.

This compares with a net loss of $345 million, or a loss per share of $2.03, for the second quarter 2002, which included the $495 million aftertax charge, or $2.92 a share, for the asbestos settlement announced in May of last year, and income of $3 million, or 2 cents a share, related to a restructuring reversal. Sales for the quarter were $2.13 billion.

For the first six months of 2003, PPG recorded net income of $230 million, or $1.35 per share, which includes aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations; $10 million, or 6 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement; and $2 million, or 1 cent a share, for restructuring. Sales for the first half of 2003 were $4.38 billion.

For the first six months of 2002, PPG recorded a net loss of $311 million, or a loss per share of $1.83, including aftertax charges of $52 million, or 31 cents a share, for restructuring, $9 million, or 5 cents a share, for the cumulative effect of a required accounting change, and the initial charge for the asbestos settlement of $2.92 a share. Sales for the first half of 2002 were $4.01 billion.

“We produced higher earnings this quarter compared with last year despite a continuing sluggish industrial economy, lower North American vehicle production, and higher energy and pension and retiree medical costs,” said Raymond W. LeBoeuf, chairman and chief executive officer. “Our second quarter earnings benefited from stronger pricing in commodity chemicals, reduced costs in our coatings businesses reflecting restructuring actions taken over the past two years, the strengthening of the euro and the lack of the initial asbestos charge we took a year ago. In addition, we have further reduced debt in the first six months of 2003 by more than $130 million, while maintaining our commitment to fund technology, growth initiatives and higher dividend payments.”

Looking to the future, LeBoeuf added, “We will continue to maintain our focus on generating cash and reducing costs, which has served us well in good economic times and bad. Although many forecasts call for a stronger second half in the U.S., we are fully prepared to capture the benefits of whatever expansion results.”

Consistent with previous disclosures, second quarter 2003 earnings included approximately $36 million of higher pension and retiree medical costs compared with a year ago.

Coatings sales increased $62 million, or 5 percent, due to the strengthening of foreign currencies offset slightly by lower prices in the automotive original equipment business. Volume gains in Asia nearly offset declines in North America and Europe. Operating earnings were down $9 million largely because of higher pension and retiree medical costs and inflationary cost increases. These were offset, in part, by lower overhead costs and the favorable effects of foreign currency translation.

Glass sales increased $20 million, or 4 percent, on stronger volumes in the automotive original equipment and automotive replacement glass businesses as well as the strengthening of foreign currencies. These increases were offset partially by lower prices in the automotive replacement glass and fiber glass businesses. Operating earnings were down by $21 million because of lower selling prices, a shift in the sales mix to lower-margin products, higher energy costs and higher pension and retiree medical costs, which more than offset the benefit of higher volumes, improved manufacturing efficiencies and lower overhead.

Chemicals sales increased $88 million, or 22 percent, on higher selling prices for our commodity products, improved volumes in specialty chemicals and the strengthening of foreign currencies. Operating earnings increased $48 million because of higher selling prices and improved volumes. These were offset, in part, by higher energy costs and higher pension and retiree medical costs.

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Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding 2003 second quarter results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, July 25. The commentary is also available online at PPG’s Web site (www.ppg.com). Click on “Financial,” and then “Financial Commentary.” The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company’s operations, as discussed in PPG Industries’ Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the implementation of the asbestos settlement referenced above, as discussed in PPG’s filings with the Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended		6 Months Ended
	June 30		June 30
	2003	2002	2003	2002
Net sales	$2,304	$2,134	$4,375	$4,009
Cost of sales	1,445	1,325	2,787	2,514

GROSS PROFIT	859	809	1,588	1,495
Other expenses (earnings):
Selling & other	461	427	910	835
Depreciation	92	92	182	183
Interest	28	33	56	66
Amortization	8	9	15	17
Asbestos settlement—net	11	772	16	772
Business restructuring	3	(4)	4	77
Other—net	(7)	(2)	(9)	(21)

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	263	(518)	414	(434)
Income tax expense (benefit)	93	(186)	148	(153)
Minority interest	18	13	30	21

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	152	(345)	236	(302)
Cumulative effect of accounting change, net of tax	—	—	(6)	(9)

NET INCOME (LOSS)	$152	$(345)	$230	$(311)

Earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$0.90	$(2.04)	$1.39	$(1.79)
Cumulative effect of accounting change, net of tax	—	—	(0.03)	(0.05)

Earnings (loss) per common share	$0.90	$(2.04)	$1.36	$(1.84)

Earnings (loss) per common share—assuming dilution:
Income (loss) before cumulative effect of accounting change	$0.89	$(2.03)	$1.38	$(1.78)
Cumulative effect of accounting change, net of tax	—	—	(0.03)	(0.05)

Earnings (loss) per common share—assuming dilution	$0.89	$(2.03)	$1.35	$(1.83)

Average shares outstanding	169.7	168.9	169.6	168.8

Average shares outstanding—assuming dilution	170.6	170.1	170.4	169.7

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” The adoption of this new standard resulted in a charge for the cumulative effect of an accounting change of $6 million aftertax, or 3 cents a share, in the first quarter of 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	June 30	Dec. 31
	2003	2002
	(millions)
Current assets:
Cash & cash equivalents	$153	$117
Receivables—net	1,773	1,486
Inventories	1,004	942
Other	393	400

Total current assets	3,323	2,945
Investments	276	262
Property less accumulated depreciation	2,610	2,632
Goodwill & identifiable intangible assets	1,610	1,561
Other assets	507	463

TOTAL	$8,326	$7,863

Current liabilities:
Short-term debt & current portion of long-term debt	$234	$352
Asbestos settlement	289	190
Accounts payable & accrued liabilities	1,527	1,378

Total current liabilities	2,050	1,920
Long-term debt	1,684	1,699
Asbestos settlement	484	566
Deferred income taxes	71	64
Accumulated provisions	1,452	1,333
Minority interest	155	131
Shareholders’ equity	2,430	2,150

TOTAL	$8,326	$7,863

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended		6 Months Ended
	June 30		June 30
	2003	2002	2003	2002
Net sales
Coatings	$1,249	$1,187	$2,373	$2,239
Glass	574	554	1,090	1,042
Chemicals	481	393	912	728

TOTAL	$2,304	$2,134	$4,375	$4,009

Operating income (loss)
Coatings	$202	$211	$341	$282
Glass	28	49	34	69
Chemicals	70	22	116	49

TOTAL	300	282	491	400
Interest—net	(26)	(31)	(51)	(62)
Asbestos settlement—net	(11)	(772)	(16)	(772)
Other unallocated corporate income (expense)—net	—	3	(10)	—

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE (1)	$263	$(518)	$414	$(434)

(1)	Income (loss) before income taxes, minority interest and cumulative effect of accounting change for the three and six months ended June 30, 2003, includes a charge of $5 million and $6 million, respectively, for restructuring actions initiated in 2003, related primarily to the coatings and glass segments. The three and six months ended June 30, 2003 also include a reversal of $2 million of the restructuring reserve originally recorded in 2002 related primarily to the coatings segment.

Income (loss) before income taxes, minority interest and cumulative effect of accounting change for the six months ended June 30, 2002, includes a charge for $81 million for restructuring and other related activities, including severance and other costs of $66 million and asset dispositions of $15 million. The three months and six months ended June 30, 2002 also include a reversal of $4 million of coatings restructuring reserve originally recorded in 2001. The amounts by business segment were as follows:

6 Months Ended
June 30, 2002
Coatings	$77
Glass	1
Chemicals	1
Corporate	2

$81

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